Exhibit 5.1

September 13, 2024

Open Text Corporation
275 Frank Tompa Drive
Waterloo, Ontario
N2L 0A1

RE: Registration Statement on Form S-8 filed by Open Text Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 13, 2024 relating to the 2004 Employee Stock Purchase Plan (“ESPP”) of the Company

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the SEC under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 6,000,000 additional common shares in the capital of the Company (the “ESPP Shares”) reserved for issuance and delivery under the ESPP. The ESPP was amended and restated on September 12, 2024.

We have acted as Canadian counsel to the Company in connection with the filing of the Registration Statement. We have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified or otherwise identified to our satisfaction of such documents, records, certificates and proceedings and have made such other investigations as we have deemed necessary or appropriate for the purpose of rendering this opinion, including:

(a)the currently effective articles and by-laws of the Company;
(b)the ESPP;
(c)certain resolutions of the board of directors of the Company; and
(d)a certificate of Michael F. Acedo, Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company dated September 13, 2024.
For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarial, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

Based upon, and subject to, the foregoing and to the qualifications set forth herein, we are of the opinion that the ESPP Shares have been duly authorized and, when issued and paid for in accordance with the terms of the ESPP, will be validly issued as fully paid and non-assessable.

The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein and it is given as of the date hereof. We have no responsibility or obligation and disclaim any undertaking to (i) update this opinion letter; (ii) take into account or inform any person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express; or (iii) advise any person of any other change in any matter addressed in this opinion letter. Our opinion expressed herein does not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP